Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-203294) of Vornado Realty L.P. of our reports dated March 24, 2016, with respect to the consolidated financial statements and schedule of Toys “R” Us, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Toys “R” Us, Inc. and subsidiaries, included in it’s Annual Report (Form 10-K) for the year ended January 30, 2016.

/s/ Ernst & Young LLP

New York, New York

April 8, 2016